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Exhibit 2.2

PLAN OF MERGER

        This PLAN OF MERGER (this "Plan of Merger") is entered into as of March 28, 2003 pursuant to Article 5.01 of the Texas Business Corporation Act (the "TBCA") and Section 2.11 of the Texas Revised Limited Partnership Act (the "TRLPA") by and among MARKWEST BLACKHAWK L.P., a Texas limited partnership ("MarkWest Blackhawk"), MARKWEST PINNACLE L.P., a Texas limited partnership ("MarkWest Pinnacle"), MARKWEST PNG UTILITY L.P., a Texas limited partnership ("MarkWest PNG Utility"), MARKWEST TEXAS PNG UTILITY L.P., a Texas limited partnership ("MarkWest Texas PNG Utility"), PINNACLE NATURAL GAS COMPANY, a Texas corporation ("Pinnacle"), PINNACLE PIPELINE COMPANY, a Texas corporation ("Pinnacle Pipeline"), PNG TRANSMISSION COMPANY, INC., a Texas corporation ("PNG Transmission"), PNG UTILITY COMPANY, a Texas corporation ("PNG Utility"), and BRIGHT STAR GATHERING, INC., a Texas corporation ("Bright Star"). MarkWest Blackhawk, MarkWest Pinnacle, MarkWest PNG Utility and MarkWest Texas PNG Utility are hereinafter collectively referred to as the "MarkWest Constituent Parties"; Pinnacle, Pinnacle Pipeline, PNG Transmission, PNG Utility and Bright Star are hereinafter collectively referred to as the "Pinnacle Constituent Parties"; and the MarkWest Constituent Parties and the Pinnacle Constituent Parties are hereinafter collectively referred to as the "Constituent Parties".

        1.    Defined Terms.    Capitalized terms used herein but not otherwise defined will have the following respective meanings:

        "Assumed Taxes" means any and all Taxes (other than Income Taxes) that are imposed on the Pinnacle Constituent Parties or their properties, assets or operations for periods or portions thereof beginning on or after January 1, 2003; provided, however, that Assumed Taxes shall not include any Taxes (i) imposed on the Pinnacle Constituent Parties which are attributable to periods or portions thereof beginning after the Effective Time or (ii) attributable to the ownership, disposition, or operation of the Excluded Assets.

        "Borger Contract" means the Natural Gas Pipeline Construction and Transportation Agreement, dated May 1, 1998, by and among Borger Energy Associates, L.P., Southwestern Public Service Company and Pinnacle Pipeline, as amended.

        "Borger Lateral Property" means (i) the Borger Contract, (ii) the Borger Pipeline, (iii) all compressors, equipment, meters and other tangible and intangible personal property owned or leased and used in connection with the Borger Pipeline, (iv) all easements, rights of way, permits, licenses and other estates and interests in real property in which (or upon which) any part of the Borger Pipeline is located or otherwise used or acquired in connection with the Borger Pipeline and (v) all other Property used, held or relating to the Borger Pipeline.

        "Borger Pipeline" means the pipeline and related equipment constructed and installed pursuant to the Borger Contract or otherwise covered by the Borger Contract and all additions, improvements, alterations and modifications thereto.

        "Excluded Assets" means all of the following properties, assets, rights, interests and claims:

                (i)  all rights and interests arising under or in connection with that certain Commercial General Liability Policy Number L7116351 issued by United National Insurance Company, that certain Umbrella Liability Policy Number CU46734 issued by United National Insurance Company and any other Insurance Policies (including further, without limitation, the rights and interests of any officer, employee or other person or entity who is an insured under any such policy);

              (ii)  all rights and claims of any kind (including, without limitation, counterclaims, cross-claims, and rights to indemnification, subrogation and contribution, whether prosecuted by the Pinnacle Constituent Parties or any other Person insured under any such policies or by their insurers through any of the foregoing) against any Person arising from or relating to the Noseff Litigation;

              (iii)  the bank accounts identified on Exhibit A hereto;

              (iv)  the Hobbs Lateral Property; and

              (v)  all rights and interests arising under the Simmons Engagement Letter.

        "Excluded Liabilities" means all of the following debts, damages, liabilities and obligations:

                (i)  all damages, liabilities and other obligations arising from or relating to the Noseff Litigation, including, but not limited to, debts, liabilities or obligations of its officers or employees, whether those debts, liabilities or obligations arise from cross-claims, indemnification obligations, subrogation, contribution or any other theory of liability;

              (ii)  any obligation to pay, or liabilities for, (A) Taxes (other than the Assumed Taxes) imposed on the Pinnacle Constituent Parties or their respective assets, properties or operations (including, without limitation, pursuant to Treas. Reg. § 1.1502-6 or any analogous state, local or foreign law or regulation or as a transferee, successor, custodian, by contract or otherwise) and (B) Taxes attributable to the ownership, disposition or operation of the Excluded Assets;

              (iii)  all liabilities and obligations of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) that arise from or relate to the Hobbs Lateral Property or the operations of the Pinnacle Constituent Parties in connection therewith; and

              (iv)  debts, liabilities and obligations arising under the terms of the Simmons Engagement Letter.

        "Governmental Authority" means any federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

        "Hobbs Contract" means the Gas Transportation Agreement, dated January 2, 2003, between Pinnacle Pipeline and Southwestern Public Service Company, as amended.

        "Hobbs Lateral Property" means (i) the Hobbs Contract, (ii) the Hobbs Pipeline, (iii) all compressors, equipment, meters and other tangible and intangible personal property owned or leased and used in connection with the Hobbs Pipeline, (iv) all easements, rights of way, permits, licenses and other estates and interests in real property in which (or upon which) any part of the Hobbs Pipeline is located or otherwise used or acquired in connection with the Hobbs Pipeline and (v) all other Property used, held or relating to the Hobbs Pipeline.

        "Hobbs Pipeline" means the pipeline and related equipment constructed and installed pursuant to the Hobbs Contract or otherwise covered by the Hobbs Contract and all additions, improvements, alterations and modifications thereto.

        "Income Tax" (and, with correlative meaning, "Income Taxes") means any Tax (including, without limitation, a franchise, withholding or environmental Tax) imposed on or measured in whole or in part by income or a taxable base in the nature of income, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such Tax.

        "Insurance Policies" means all policies of insurance (primary, excess, umbrella, workmen's compensation or otherwise) maintained by or on behalf of any or some combination of the Pinnacle

Constituent Parties, or as to which any Pinnacle Constituent Party is named an insured or additional insured or otherwise has coverage thereunder due to being indemnified or for any other reason, and providing coverage with respect to acts, omissions, events or conditions in existence or occurring prior to the Effective Time and the related claims, causes of action, losses, damages and expenses (whether such claims, causes of action, losses, damages and expenses are asserted or incurred before or after the Effective Time).

        "Lake Whitney Contract" means the Transportation Services Contract dated September 7, 1999 between SEI Texas, L.P. and Pinnacle Pipeline, as amended, and the Lateral Construction and Connection Agreement dated September 1, 1999 between SEI Texas, L.P. and PNG Utility, as amended.

        "Lake Whitney Lateral Property" means (i) the Lake Whitney Contract, (ii) the Lake Whitney Pipeline, (iii) all compressors, equipment, meters and other tangible and intangible personal property owned or leased and used in connection with the Lake Whitney Pipeline, (iv) all easements, rights of way, permits, licenses and other estates and interests in real property in which (or upon which) any part of the Lake Whitney Pipeline is located or otherwise used or acquired in connection with the Lake Whitney Pipeline and (v) all other Property used, held or relating to the Lake Whitney Pipeline.

        "Lake Whitney Pipeline" means the pipeline and related equipment constructed and installed pursuant to the Lake Whitney Contract or otherwise covered by the Lake Whitney Contract and all additions, improvements, alterations and modifications thereto.

        "Merger Cash Balance" means an amount in cash held by the MarkWest Constituent Parties immediately prior to the Effective Time equal to $23,410,567.

        "Noseff Litigation" means the proceedings captioned Ray Noseff, et al., Plaintiffs vs. Pinnacle Natural Gas Company, Michael Tindle, Enron Corp., Northern Natural Gas Co., Daniel Industries, Inc., Constant Power Manufacturing Co., Peter Paul, Inc., Skinner, Inc., and Honeywell, Inc., Defendants (Case Number CV-200101278) that are pending in the Second Judicial Circuit, Bernalillo County, New Mexico, and all claims, demands, actions and causes of action that have been, could have been or may in the future be asserted against the Pinnacle Constituent Parties in such proceedings or in any other proceedings arising out of the same accident or injury that gave rise to such proceedings.

        "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

        "Property" means, as to each Constituent Party, all real estate and other property and assets owned by such Constituent Party immediately prior to the Effective Time, including, without limitation, cash, cash equivalents, accounts receivable, investment property, deposit accounts, instruments, pre-paid items, claims and causes of action, rights and interests under insurance policies, inventory, goods, fixtures, equipment, machinery, lines of pipe, goodwill, patents, patent applications, trademarks, copyrights, trade secrets, know-how, other intellectual property rights, general and payment intangibles, land, easements, rights of way, buildings and improvements.

        "Rio Nogales Contract" means the Lateral Construction and Transportation Services Agreement, dated January 31, 2002, between Rio Nogales River Project, L.P. and PNG Utility, as amended.

        "Rio Nogales Lateral Property" means (i) the Rio Nogales Contract, (ii) the Rio Nogales Pipeline, (iii) all compressors, equipment, meters and other tangible and intangible personal property owned or leased and used in connection with the Rio Nogales Pipeline, (iv) all easements, rights of way, permits, licenses and other estates and interests in real property in which (or upon which) any part of the Rio Nogales Pipeline is located or otherwise used or acquired in connection with the Rio Nogales Pipeline and (v) all other Property used, held or relating to the Rio Nogales Pipeline.

        "Rio Nogales Pipeline" means the pipeline and related equipment constructed and installed pursuant to the Rio Nogales Contract or otherwise covered by the Rio Nogales Contract and all additions, improvements, alterations and modifications thereto.

        "Simmons Engagement Letter" means the letter agreement, dated as of April 11, 2002, between Pinnacle and Simmons & Company International pursuant to which Pinnacle engaged Simmons & Company International to act as its exclusive financial advisor in connection with any proposed business combination involving Pinnacle.

        "Tax" or "Taxes" means any taxes and assessments imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, real property (including assessments, fees or other charges imposed by any Governmental Authority which are based on the use, ownership or transfer of real property), personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

        1.    Parties; Survivors.    The parties to the merger contemplated herein (the "Merger") shall be the Constituent Parties. Each of the Constituent Parties shall survive the Merger.

        2.    Terms and Conditions.

            (a)    Merger.    At the Effective Time, the Constituent Parties shall be merged.

            (b)    Allocation and Vesting of Property.    At the Effective Time:

                (i)  all of the rights, title and interests of the Pinnacle Constituent Parties to the Borger Lateral Property owned by them immediately prior to the Effective Time, less and except the Excluded Assets, shall be allocated to and vested in MarkWest Blackhawk without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

              (ii)  all of the rights, title and interests of the Pinnacle Constituent Parties to the Lake Whitney Lateral Property owned by them immediately prior to the Effective Time, less and except the Excluded Assets, shall be allocated to and vested in MarkWest PNG Utility without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

              (iii)  all of the rights, title and interests of the Pinnacle Constituent Parties to the Rio Nogales Lateral Property owned by them immediately prior to the Effective Time, less and except the Excluded Assets, shall be allocated to and vested in MarkWest Texas PNG Utility without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

              (iv)  all rights, title and interests of the Pinnacle Constituent Parties to all Property owned by them immediately prior to the Effective Time that is not allocated pursuant to subparagraphs (i) through (iii) above, less and except the Excluded Assets, shall be allocated to and vested in Markwest Pinnacle without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

              (v)  all rights, title and interests to the Excluded Assets shall be allocated to and vested in the Pinnacle Constituent Party in which such assets were vested immediately prior to the Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon;

              (vi)  all rights, title and interests of the MarkWest Constituent Parties to all Property owned by them immediately prior to the Effective Time, less and except the Merger Cash Balance, shall be allocated to and vested in the MarkWest Constituent Parties in whom such Property was vested immediately prior to the Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon; and

            (vii)  the Merger Cash Balance shall be allocated to and vested in the Pinnacle Constituent Parties as follows:

                (A)  to Pinnacle, $6,554,958.76;

                (B)  to Pinnacle Pipeline, $936,422.68;

                (C)  to PNG Transmission, $936,422.68;

                (D)  to PNG Utility, $14,046,340.20; and

                (E)  to Bright Star, $936,422.68,

            in each case, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred.

            (c)    Obligation for Payment of Fair Value.    Each of the Constituent Parties that is a corporation shall be obligated for the payment of the fair value of any shares held by such Constituent Party's shareholders who has complied with the requirements of Article 5.12 of the TBCA for the recovery of the fair value of his shares.

            (d)    Allocation of Liabilities.    At the Effective Time:

                (i)  all liabilities and obligations of the Pinnacle Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Effective Time that arise from or relate to the Borger Lateral Property or the operations of the Pinnacle Constituent Parties in connection therewith, less and except and excluding the Excluded Liabilities, shall be allocated to and vested in MarkWest Blackhawk without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

              (ii)  all liabilities and obligations of the Pinnacle Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Effective Time that arise from or relate to the Lake Whitney Lateral Property or the operations of the Pinnacle Constituent Parties in connection therewith, less and except and excluding the Excluded Liabilities, shall be allocated to MarkWest PNG Utility without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

              (iii)  all liabilities and obligations of the Pinnacle Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Effective Time that arise from or relate to the Rio Nogales Lateral Property or the operations of the Pinnacle Constituent Parties in connection therewith, less and except and excluding the Excluded Liabilities, shall be allocated to MarkWest Texas PNG Utility without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

              (iv)  all other liabilities and obligations of the PNG Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Effective Time that are not allocated pursuant to subparagraphs (i) through (iii) above, less and except and excluding the Excluded Liabilities, shall be allocated to MarkWest Pinnacle without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred;

              (v)  all liabilities and obligations of the MarkWest Constituent Parties of any kind or character (whether matured or unmatured, existing or inchoate, fixed or contingent) as in effect immediately prior to the Effective Time shall be allocated to and vested in the MarkWest Constituent Parties who were subject to such liabilities and obligations immediately prior to the Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; and

              (vi)  the Excluded Liabilities shall be allocated to the Pinnacle Constituent Parties who were subject to such liabilities and obligations immediately prior to the Effective Time without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred.

            (e)    Effective Time.    The Merger shall be effected through the filing of articles of merger (the "Articles of Merger") in the office of the Secretary of State of the State of Texas as provided in Article 5.04 of the TBCA and a certificate of merger (the "Certificate of Merger") in the office of the Secretary of State of the State of Texas as provided in Section 2.11(d) of the TRLPA, and shall be effective upon the issuance of certificates of merger by the Secretary of State of the State of Texas (the "Effective Time").

        3.    No Conversion of Shares or Partnership Interests.    The shares of capital stock or limited partnership interests (as applicable) of each of the Constituent Parties in existence immediately prior to the Effective Time shall remain unaffected and unimpaired by the Merger and shall not be converted into any other shares, membership interests, limited partnership interests, obligations, evidences of ownership, rights to purchase securities, or other securities of any other corporation or other entity, into cash or other property, or into any combination of the foregoing.

        4.    Organizational Documents; Directors and Officers.

          (a)  The articles of incorporation or certificate of limited partnership (as applicable) of each Constituent Party, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the articles of incorporation or certificate of limited partnership (as applicable) of such Constituent Party, until amended as provided by law.

          (b)  The bylaws or limited partnership agreement (as applicable) of each Constituent Party, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the bylaws or limited partnership agreement (as applicable) of such Constituent Party, until amended as provided by law or in accordance with their terms.

          (c)  The directors and officers of each Constituent Party that is a corporation who are in office immediately prior to the Effective Time shall thereafter continue to be the directors and officers of such Constituent Party, each to hold office in accordance with the articles of incorporation and bylaws of such Constituent Party. The general partner and officers of each Constituent Party that is a partnership who serve in such capacity or are in office immediately prior to the Effective Time shall thereafter continue to be the general partner and officers of such Constituent Party, each to serve in such capacity or hold office in accordance with or certificate of limited partnership and limited partnership agreement of such Constituent Party.

        5.    Cooperation with Regard to Confirmatory Filings.    As requested by any MarkWest Constituent Party, each Pinnacle Constituent Party agrees to reasonably cooperate with such MarkWest Constituent Party in connection with the execution, acknowledgement and recording of conveyances, assignments and other similar documents confirming and evidencing the allocation of all real property (including easements and rights-of-way) allocated to such MarkWest Constituent Party pursuant to the preceding provisions. Any costs associated with the recording of such conveyances, assignments and other documents shall be borne by such MarkWest Constituent Party, and at the direction of such MarkWest Constituent Party such conveyances, assignments and other documents shall contain granting and conveyancing language consistent with the terms of this Plan of Merger. For a period of three months after the Effective Time, each of Pinnacle, Pinnacle Pipeline and PNG Transmission shall maintain its existence and be in good standing under the laws of its state of organization.

        6.    Miscellaneous.

          (a)  This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Texas.

          (b)  This Plan of Merger shall be binding upon and shall inure to the benefit of the Constituent Parties and their respective successors and assigns.

          (c)  For the convenience of the Constituent Parties, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the Constituent Parties have caused this Plan of Merger to be executed and delivered as of the date first set forth above.

MARKWEST BLACKHAWK L.P.
By:	MarkWest Texas GP, L.L.C., its general partner
By:
Name:
Title:
MARKWEST PINNACLE, L.P.
By:	MarkWest Texas GP, L.L.C., its general partner
By:
Name:
Title:
MARKWEST PNG UTILITY L.P.
By:	MarkWest Texas GP, L.L.C., its general partner
By:
Name:
Title:
MARKWEST TEXAS PNG UTILITY L.P.
By:	MarkWest Texas GP, L.L.C., its general partner
By:
Name:
Title:

[Signature Page to Plan of Merger]

PINNACLE NATURAL GAS COMPANY
By:
Name:	William G. Janacek
Title:	President
PINNACLE PIPELINE COMPANY
By:
Name:	William G. Janacek
Title:	President
PNG TRANSMISSION COMPANY, INC.
By:
Name:	William G. Janacek
Title:	President
PNG UTILITY, INC.
By:
Name:	William G. Janacek
Title:	President
BRIGHT STAR GATHERING, INC.
By:
Name:	William G. Janacek
Title:	President

[Signature Page to Plan of Merger]

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  Exhibit 2.2